Exhibit 10.66

HUNTSMAN CORPORATION

2016 STOCK INCENTIVE PLAN

Phantom Share Agreement

Grantee:

Date of Grant:

Phantom Share Grant Number:

Number of Phantom Shares Granted:

1.              Notice of Grant.  You are hereby granted pursuant to the Huntsman Corporation 2016 Stock Incentive Plan (the “Plan”) the number of Phantom Shares of Huntsman Corporation (the “Company”) set forth above, subject to the terms and conditions of the Plan and this Agreement.

2.              Vesting of Phantom Shares.  Subject to the further provisions of this Agreement, the Phantom Shares shall become vested in accordance with the following schedule:

Anniversary of Date of Grant	Cumulative Vested Percentage
1st	33 1/3%
2nd	66 2/3%
3rd	100%

Notwithstanding the above vesting schedule, all Phantom Shares that are not vested on your termination of employment with the Company for any reason (including without limitation on account of death, disability, or retirement) shall be automatically cancelled and forfeited without payment upon your termination. For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or an affiliate and, following a spin-off of any Subsidiary of the Company as a separate, publicly traded company (“SpinCo”), being an employee or a director of, or a consultant to, SpinCo or its affiliates.

3.              DERs.  During the period that a Phantom Share remains “outstanding” pursuant to this Agreement (i.e., prior to the time the Phantom Share becomes vested), an amount equivalent to the dividends and distributions made on a share of Common Stock during such period (“DERs”) shall be held by the Company without interest until the Phantom Share becomes vested or is forfeited and then shall be paid to you (in cash or in Shares) at the time specified in Section 5 or forfeited, as the case may be.

4.              Change of Control.  Upon a Change of Control, the provisions of Section 6(j)(ix) of the Plan shall apply.

5.              Issuance of Common Stock.  On or as soon as administratively feasible, but not later than 30 days, following the vesting of the Phantom Shares, subject to Section 7 below, the Company, in its sole discretion, shall either: (a) cause Shares of Common Stock to be issued in your name without legend restrictions (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party); (b) cause to be paid to you an amount of cash equal to the Fair Market Value of the Shares that would otherwise be issued to you; or (c) cause to be paid and issued to you a combination of cash and Shares which in combination equal the Fair Market Value of the Shares (on the vesting date) that would otherwise be issued to you; in each case in cancellation of the Phantom Shares that have vested.

6.              Nontransferability of Phantom Shares.  You may not sell, transfer, pledge, exchange, hypothecate or dispose of Phantom Shares or DERs in any manner.  A breach of these terms of this Agreement shall cause a forfeiture of the Phantom Shares and DERs.

7.              Withholding of Tax.  To the extent that the receipt or vesting of Phantom Shares (or DERs) or the issuance of shares of Common Stock with respect to Phantom Shares (or DERs) results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless you elect to pay the amount of such obligations to the Company in cash, the Company or such Subsidiary shall withhold (or “net”) such number of Shares otherwise payable to you as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law; provided, that, the number of shares of Common Stock withheld shall be limited to the number of shares of Common Stock having an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of tax withholding obligations determined based on the applicable minimum statutory tax withholding requirements (or, in the discretion of the Committee, the Fair Market Value of such shares of Common Stock may exceed the minimum statutory withholding requirement but may not be greater than the maximum statutory withholding requirement; provided that the exercise of such discretion by the Committee would not cause an Award otherwise classified as an equity award under ASC Topic 718 to be classified as a liability award under ASC Topic 718).  Notwithstanding the foregoing, to the extent any cash payments are made to you under this Agreement, tax withholding obligations related thereto will be withheld from such payments.  No delivery of Shares or other payment shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

8.              Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

9.              Amendment.  Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document.  This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

10.       Section 409A Compliance.  Notwithstanding any provisions of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A (due to qualifying as a short-term deferral or otherwise) shall be excluded from Section 409A to the maximum extent possible.  No payment shall be made under this Agreement if such payment would give rise to taxation under Section 409A to any person, and any amount payable under such provisions shall be paid on the earliest date permitted with respect to such provision by Section 409A and not before such date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

11.       General.  You agree that the Phantom Shares are granted under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

HUNTSMAN CORPORATION	GRANTEE

[Name]	[Name]
[Title]